EXHIBIT 4.3

PURCHASE AGREEMENT

among

BELVEDERE SOCAL

and

BELVEDERE SOCAL STATUTORY TRUST I,

as Offerors,

and

THOMAS R. TIMMONS,

RONALD H. GABRIEL,

RONALD H. GABRIEL, TRUSTEE for
GABRIEL FAMILY TRUST

and

ALDO J. AND HELEN L. DE SOTO, TRUSTEES for
THE DE SOTO FAMILY TRUST

as Contributors

Dated as of January 31, 2008

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT, dated as of January 31, 2008, is entered into by and among, Belvedere SoCal, a California corporation (the “Company”), Belvedere SoCal Statutory Trust I, a Delaware statutory trust (the “Trust,” and, together with the Company, the “Offerors”), Thomas R. Timmons, Ronald H. Gabriel, Ronald H. Gabriel, Trustee for Gabriel Family Trust and Aldo J. and Helen L. De Soto, Trustees for The De Soto Family Trust (collectively, the “Contributors”).

RECITALS

A.            The Company and Spectrum Bank (“Spectrum”) entered into an Agreement to Merge and Plan of Reorganization dated as of July 13, 2007 and subsequently amended on September 4, 2007 and January 30, 2008 (collectively, the “Merger Agreement”) pursuant to which the Company will acquire Spectrum for cash by merging a wholly-owned subsidiary of the Company with and into Spectrum (the “Merger”).  Such merger shall be effective upon the filing of a merger agreement with the California Secretary of State (the “Merger Effective Time”).

B.            In order to facilitate the Merger, the Company desires to acquire immediately prior to the Merger Effective Time, and the Contributors desire to transfer immediately prior to the Merger Effective Time, certain shares of Spectrum’s outstanding common stock held by the Contributors and as identified on Exhibit A hereto (the “Spectrum Shares”) in exchange for the Capital Securities (as hereinafter defined).

C.            The Company and the Offerors have caused the Trust to be formed. The Company has formed the Trust to issue the Capital Securities.

D.            The Trust desires to issue at the Closing (as defined in Section 2.2.1) 15,000,001 of the Trust’s Fixed Rate Capital Securities, with a liquidation amount of $1.00 per capital security (the “Capital Securities”), to be issued pursuant to the Trust Agreement (as defined in Section 1.2), which Capital Securities are to be guaranteed by the Company pursuant to the Guarantee (as defined in Section 1.2) in exchange for the Spectrum Shares.  The number of Capital Securities to be issued to each Contributor and the number of Spectrum Shares to be delivered to the Company by each Contributor are set forth on Exhibit A attached hereto and incorporated herein by this reference.

E.            The Spectrum Shares acquired via contribution to the Trust will be exchanged for the Capital Securities of the Trust. The Trust will transfer (i) the Spectrum Shares and (ii) the proceeds from the sale of the Common Securities (as defined in Section 1.2) to the Company in exchange for the Debentures (as defined in Section 1.2) to be issued by the Company pursuant to the Indenture.

AGREEMENT

In consideration of the premises and the mutual representations and covenants hereinafter set forth, the parties hereto agree as follows

Section 1.  Issuance and Sale of Securities.

1.1.    Introduction. The Contributors propose to contribute the Spectrum Shares to the Trust in exchange for delivery, at the Closing, of the Capital Securities to the Contributors pursuant to the terms of this Agreement.

1.2.    Operative Agreements. The Capital Securities shall be fully and unconditionally guaranteed on a subordinated basis by the Company with respect to distributions and amounts payable upon liquidation, redemption or repayment (the “Guarantee”) pursuant and subject to the Guarantee Agreement (the “Guarantee Agreement”), to be dated as of the Closing Date and executed and delivered by the Company and Wilmington Trust Company (“WTC”), as trustee (the “Guarantee Trustee”), for the benefit from time to time of the holders of the Capital Securities.  The Spectrum Shares from the sale by the Trust to the holders of the Capital Securities shall be combined with the entire proceeds from the sale by the Trust to the Company of its common securities (the “Common Securities”), and shall be used by the Trust to purchase $15,464,000.00 in principal amount of the Fixed Rate Junior Subordinated Deferrable Interest Debentures (the “Debentures”) of the Company.  The Capital Securities and the Common Securities for the Trust shall be issued pursuant to an Amended and Restated Declaration of Trust among WTC, as Delaware trustee (the “Delaware Trustee”), WTC, as institutional trustee (the “Institutional Trustee”), the Administrators named therein, and the Company, to be dated as of the Closing Date (the “Trust Agreement”).  The Debentures shall be issued pursuant to an Indenture (the “Indenture”), to be dated as of the Closing Date, between the Company and WTC, as indenture trustee (the “Indenture Trustee”).  The documents identified in this Section 1.2 and in Section 1.1 are referred to herein as the “Operative Documents.”

1.3.    Rights of Contributors. The Capital Securities shall be offered and exchanged with the Trust directly to the Contributors without registration of any of the Capital Securities, the Common Securities, the Debentures or the Guarantee under the Securities Act of 1933, as amended (the “Securities Act”), or any other applicable securities laws in reliance upon exemptions from the registration requirements of the Securities Act and other applicable securities laws.

1.4.    Legends. Upon original issuance thereof, and until such time as the same is no longer required under the applicable requirements of the Securities Act, the Capital Securities and Debentures certificates shall each contain a legend as required pursuant to any of the Operative Documents.

Section 2.  Purchase of Capital Securities.

2.1.    Exclusive Rights; Consideration. From the date hereof until the Closing Date (which date may be extended by mutual agreement of the Offerors and the Contributors), the Offerors hereby grant to the Contributors the exclusive right to purchase the Capital Securities through an exchange of the Capital Securities for the Spectrum Shares as stated in the Recitals and as set forth on Exhibit A.

2.2.    Closing and Delivery of Payment.

2.2.1.    Closing; Closing Date. The contribution of the Spectrum Shares by the Contributors in exchange for the issuance of the Capital Securities by the Trust to the Contributors shall take place at a closing (the “Closing”) at the offices of Lewis, Rice & Fingersh, L.C., at 10:00 a.m. (St. Louis time) on the date hereof or such other business day as may be agreed upon by the Offerors and the Contributors (the “Closing Date”).

2.2.2.    Delivery. The certificates for the Capital Securities shall be in definitive form, registered in the name of each of the respective Contributors, or such Contributor’s designee, and in the aggregate amount of the Capital Securities purchased by the respective Contributor, as more particularly shown on Exhibit A attached hereto.

2.2.3.    Transfer Agent. The Offerors shall deposit the certificates representing the Capital Securities with the Institutional Trustee or other appropriate party prior to the Closing Date.

2.3.    Failure to Close. If any of the conditions to the Closing specified in this Agreement shall not have been fulfilled to the satisfaction of the Offerors and the Contributors, then each party hereto, notwithstanding anything to the contrary in this Agreement, shall be relieved of all further obligations under this Agreement without thereby waiving any rights it may have by reason of such nonfulfillment or failure.

Section 3.  Closing Conditions. The obligations of the Contributors on the Closing Date shall be subject to the accuracy, at and as of the Closing Date, of the representations and warranties of the Offerors contained in this Agreement, to the accuracy, at and as of the Closing Date, of the statements of the Offerors made in any certificates pursuant to this Agreement, to the performance by the Offerors of their respective obligations under this Agreement, to compliance, at and as of the Closing Date, by the Offerors with their respective agreements herein contained, and to the following further conditions:

3.1.    Officer’s Certificate. At the Closing Date, the Contributors shall have received certificates from an authorized officer of the Company, dated as of the Closing Date, stating that (i) the representations and warranties of the Offerors set forth in Section 5 hereof are true and correct as of the Closing Date and that the Offerors have complied with all agreements and satisfied all conditions on their part to be performed or satisfied at or prior to the Closing Date, and (ii) since the date of this Agreement the Offerors have not incurred any liability or obligation, direct or contingent, or entered into any material transactions, other than in the ordinary course of business, which is material to the Offerors.

3.2.    Administrator’s Certificate. At the Closing Date, the Contributors shall have received a certificate of one or more Administrators of the Trust, dated as of the Closing Date, stating that the representations and warranties of the Trust set forth in Section 5 are true and correct as of the Closing Date and that the Trust has complied with all agreements and satisfied all conditions on its part to be performed or satisfied at or prior to the Closing Date.

3.3.    Purchase Permitted by Applicable Laws; Legal Investment. The contribution of the Spectrum Shares in exchange for the Capital Securities as described in this Agreement shall (a) not be prohibited by any applicable law or governmental regulation, and (b) be permitted by the laws and regulations of the jurisdictions to which the Contributors are subject.

3.4.    Tax Opinion. At the Closing, the Contributors shall have received from Perry – Smith LLP an opinion, at the expense of Company, addressed to the Contributors to the effect that (i) the receipt of the Capital Securities defer and protect the capital gains tax treatment of the sale of the Spectrum Shares into an installment method of recognition; (ii) the Contributors at the onset will pay capital gains taxes on only the cash portion of their shares that are exchanged in the Merger; and (iii) the Contributors will be able to defer and recognize taxes on the capital gains method during the installment sale period and until final payment, liquidation or redemption of the Capital Securities.

3.5.    Closing of Merger. The Closing shall only occur immediately prior to the Merger Effective Time.

Section 4.  Conditions to the Offerors’ Obligations. The obligations of the Offerors to sell the Capital Securities to the Contributors and consummate the transactions contemplated by this Agreement shall be subject to the accuracy, at and as of the Closing Date, of the representations and warranties of the Contributors contained in this Agreement and to the following further conditions:

4.1.    Executed Agreement. The Offerors shall have received from the Contributors an executed copy of this Agreement.

4.2.    Fulfillment of Other Obligations. The Contributors shall have fulfilled all of their other obligations and duties required to be fulfilled under this Agreement prior to or at the Closing.

4.3.    Consents and Permits. The Company and the Trust shall have received all consents, permits and other authorizations, including, without limitation, approval of the Federal Reserve (as defined in Section 5.7) of the transactions contemplated hereby except for redemption of the Capital Securities by the Trust prior to the fifth anniversary of the Closing, and made all such filings and declarations, as may be required from any person or entity pursuant to any law, statute, regulation or rule (federal, state, local and foreign), or pursuant to any agreement, order or decree to which the Company or the Trust is a party or to which either is subject, in connection with the transactions contemplated by this Agreement.

4.4.    Closing Under Merger Agreement. The Closing shall only occur immediately prior to the Merger Effective Time.

Section 5.  Representations and Warranties of the Offerors. The Offerors jointly and severally represent and warrant to the Contributors as of the date hereof and as of the Closing Date as follows:

5.1.    Securities Law Matters.

(a)            Neither the Company nor the Trust, nor any of their “Affiliates” (as defined in Rule 501(b) of Regulation D under the Securities Act (“Regulation D”)), nor any person acting on any of their behalf has, directly or indirectly, made offers or sales of any security, or solicited offers to buy any security, under circumstances that would require the registration under the Securities Act of any of the Capital Securities, the Common Securities, the Guarantee or the Debentures (collectively, the “Securities”) or any other securities to be issued, or which may be issued, by the Contributors.

(b)            Neither the Company nor the Trust, nor any of their Affiliates, nor any person acting on its or their behalf has (i) offered for sale or solicited offers to purchase the Securities, or (ii) engaged in any form of offering, general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of any of the Securities.

(c)            The Securities satisfy the eligibility requirements of Rule 144A(d)(3) under the Securities Act.

(d)            Neither the Company nor the Trust is or, after giving effect to the offering and sale of the Capital Securities and the consummation of the transactions described in this Agreement, will be an “investment company” or an entity “controlled” by an “investment company,” in each case within the meaning of Section 3(a) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), without regard to Section 3(c) of the Investment Company Act.

(e)            Except as provided in Section 3.5, neither the Company nor the Trust has paid or agreed to pay to any person or entity any compensation for soliciting another to purchase any of the Securities.

5.2.    Organization, Standing and Qualification of the Trust. The Trust has been duly created and is validly existing in good standing as a statutory trust under the Delaware Statutory Trust Act with the power and authority to own property and to conduct the business it transacts and proposes to transact and to enter into and perform its obligations under the Operative Documents.  The Trust is duly qualified to transact business as a foreign entity and is in good standing in each jurisdiction in which such qualification is necessary, except where the failure to so qualify or be in good standing would not have a material adverse effect on the Trust.  The Trust is not a party to or otherwise bound by any agreement other than the Operative Documents.  The Trust is and will, under current law, be classified for federal income tax purposes as a grantor trust and not as an association taxable as a corporation.

5.3.    Trust Agreement. The Trust Agreement has been duly authorized by the Company and, on the Closing Date, will have been duly executed and delivered by the Company and the Administrators of the Trust, and, assuming due authorization, execution and delivery by the Delaware Trustee and the Institutional Trustee, will be a valid and binding obligation of the Company and such Administrators, enforceable against them in accordance with its terms, subject to (a) applicable bankruptcy, insolvency, moratorium, receivership, reorganization, liquidation and other laws relating to or affecting creditors’ rights generally, and (b) general principles of equity (regardless of whether considered and applied in a proceeding in equity or at law) (“Bankruptcy and Equity”).  Each of the Administrators of the Trust is an employee or a director of the Company or of a financial institution subsidiary of the Company and has been duly authorized by the Company to execute and deliver the Trust Agreement.

5.4.    Guarantee Agreement and the Indenture. Each of the Guarantee and the Indenture has been duly authorized by the Company and, on the Closing Date will have been duly executed and delivered by the Company, and, assuming due authorization, execution and delivery by the Guarantee Trustee, in the case of the Guarantee, and by the Indenture Trustee, in the case of the Indenture, will be a valid and binding obligation of the Company enforceable against it in accordance with its terms, subject to Bankruptcy and Equity.

5.5.    Capital Securities and Common Securities. The Capital Securities and the Common Securities have been duly authorized by the Trust Agreement and, when issued and delivered against receipt of the Spectrum Shares on the Closing Date from the Contributors, in the case of the Capital Securities, and to the Company, in the case of the Common Securities, will be validly issued and represent undivided beneficial interests in the assets of the Trust.  None of the Capital Securities or the Common Securities is subject to preemptive or other similar rights.  On the Closing Date, all of the issued and outstanding Common Securities will be directly owned by the Company free and clear of any pledge, security interest, claim, lien or other encumbrance.

5.6.    Debentures. The Debentures have been duly authorized by the Company and, at the Closing Date, will have been duly executed and delivered to the Indenture Trustee for authentication in accordance with the Indenture, and, when authenticated in the manner provided for in the Indenture and delivered against payment and delivery of the Spectrum Shares therefor by the Trust, will constitute valid and binding obligations of the Company entitled to the benefits of the Indenture enforceable against the Company in accordance with their terms, subject to Bankruptcy and Equity.

5.7.    Organization, Standing and Qualification of the Company. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of California and, on the Closing Date, will be registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, and the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve”).  The Company has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its businesses as presently conducted.  Neither the scope of the business of the Company nor the location of any of its properties requires that the Company be licensed to do business in any jurisdiction other than in California where the failure to be so licensed would have a Material Adverse Effect.  As used herein, the term “Material Adverse Effect” means, with respect to any party, any change, circumstance or effect, individually or in the aggregate, that is materially adverse (i) to the business, results of operations, prospects, or condition (financial or otherwise), of such party and its subsidiaries taken as a whole, other than any change, circumstance or effect relating to (A) changes, after the date hereof, in generally accepted accounting principles or regulatory accounting requirements applicable to banks generally, except to the extent such change disproportionately adversely affects such party, (B) changes, after the date hereof, in laws of general applicability or interpretations thereof by courts or governmental authorities, (C) actions or omissions by any Contributor taken with the prior written permission of the Company or upon the recommendation of the Company or required under this Agreement, or (D) changes, after the date hereof, in global or national or regional political conditions (including the outbreak of war or acts of terrorism) or in general or regional economic or market conditions affecting banks or their holding companies generally except to the extent that any such changes in general or regional economic or market conditions have a disproportionate adverse effect on such party, or (ii) to the ability of such party to timely consummate the transactions contemplated by this Agreement.

5.8.    Power and Authority. The execution and delivery by the Company and the Trust of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company and the Trust, and this Agreement is a valid and binding obligation of the Company and the Trust, enforceable in accordance with its terms, except as the enforceability thereof may be limited by Bankruptcy and Equity.

5.9.    Conflicts, Authorizations and Approvals. Neither the execution and delivery by the Company of this Agreement or the transactions contemplated herein, nor compliance by the Company with any of the provisions hereof, will:  (a) violate any provision of its articles or certificate of incorporation, charter or by-laws or similar organizational documents; (b) constitute a breach of or result in a default (or give rise to any rights of termination, cancellation or acceleration, or any right to acquire any securities or assets) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, franchise, license, permit, agreement, encumbrances or other instrument or obligation to which it  is a party, or by which the Company or any of its properties or assets is bound, if in any such circumstances, such event could have a Material Adverse Effect; or (c) assuming that the consents referred to in the following sentence are duly obtained, violate any statute or law or any judgment, decree, injunction, order, regulation or rule (collectively, a “Rule”) of any Regulatory Agency (as defined below) applicable to the Company or any of its properties or assets.  No consent of any Regulatory Agency (as defined below) having jurisdiction over any aspect of the business or assets of the Company, and no consent of any person or shareholder approval, is required in connection with the execution and delivery by the Company of this Agreement or the consummation of the transactions contemplated hereby, except approvals or consents required under the Merger Agreement and consent from the Federal Reserve to any redemption of the Capital Securities or Debentures.  As used herein, the term “Regulatory Agency” means any federal or state agency charged with the supervision or regulation of depository institutions, bank, financial or savings and loan holding companies, or engaged in the insurance of depository institution deposits, or any court, administrative agency or commission or other governmental agency, authority or instrumentality having supervisory or regulatory authority with respect to the Company or any of the Subsidiaries (as defined in Section 5.10).

5.10.   Litigation.  The Offerors are not a party to any pending or, to their knowledge, threatened legal, administrative or other claim, action, suit, investigation, arbitration or proceeding challenging the validity or propriety of any of the transactions contemplated by this Agreement or which, individually or in the aggregate, is otherwise reasonably likely to hinder or delay consummation of the transactions contemplated by this Agreement.  There is no private or governmental suit, claim, action, investigation or proceeding pending, nor to Offerors’ knowledge is one threatened, against the Company or (as defined in Section 1-02(x) of Regulation S-X to the Securities Act) (the “Subsidiaries”), or against any of their respective directors, officers or employees relating to the performance of their duties in such capacities or against or affecting any properties of the Company or the Subsidiaries.  There are no judgments, decrees, stipulations or orders against the Company or the Subsidiaries enjoining them or any of their respective directors, officers or employees in respect of, or the effect of which is to prohibit, any business practice or the acquisition of any property or the conduct of business in any area of the Company or the Subsidiaries.

5.11.   Compliance with Laws and Regulations. The Company is not in default under or in breach of any provision of its articles or certificate of incorporation, charter or by-laws or similar organizational documents or any Rule promulgated by any Regulatory Agency having authority over it or any agreement with any Regulatory Agency, where such default or breach would have a Material Adverse Effect.

5.12.   Licenses and Permits. The Company has all licenses and permits that are necessary for the conduct of its businesses, and such licenses are in full force and effect, except for any failure to be in full force and effect that would not have a Material Adverse Effect.   The properties and operations of the Company are and have been maintained and conducted, in all material respects, in compliance with all applicable Rules.

5.13.   Performance of Obligations. The Company has performed all of the material obligations required to be performed by it to date and is not in material default or breach of any term or provision of any material contract, and no event has occurred that, with the giving of notice or the passage of time or both, would constitute such default or breach.

Section 6.  Representations and Warranties of the Contributors. Each Contributor represents and warrants to the Offerors as to himself (but not as to the other Contributors) as follows:

6.1.    Securities Law Matters.

(a)            The Contributors understand and acknowledge that none of the Capital Securities, the Debentures or the Guarantee have been registered under the Securities Act or any other applicable securities law, are being offered for sale by the Trust in transactions not requiring registration under the Securities Act, and may not be offered, sold, pledged or otherwise transferred by the Contributors except in compliance with the registration requirements of the Securities Act or any other applicable securities laws, pursuant to an exemption therefrom or in a transaction not subject thereto.

(b)            The Contributors are purchasing the Capital Securities for their own account, for investment, and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or other applicable securities laws, subject to any requirement of law that the disposition of their property be at all times within their control and subject to their ability to resell such Capital Securities pursuant to an effective registration statement under the Securities Act or under Rule 144A or any other exemption from registration available under the Securities Act or any other applicable securities law.

(c)            The Contributors (a) have consulted with their own legal, regulatory, tax, business, investment, financial and accounting advisers in connection herewith to the extent they have deemed necessary, (b) have had a reasonable opportunity to ask questions of and receive answers from officers and representatives of the Offerors concerning their respective financial condition and results of operations and the purchase of the Capital Securities, and any such questions have been answered to their satisfaction, (c) have had the opportunity to review all publicly available records and filings concerning the Offerors and they have carefully reviewed such records and filings that they consider relevant to making an investment decision, (d) have made their own investment decisions based upon their own judgment, due diligence and advice from such advisers as they have deemed necessary and not upon any view expressed by the Offerors, and (e) are 21 years of age or over, are a bona-fide resident of the State of California, and agree that, in the event of a change in address of any Contributor’s principal residence, such Contributor will promptly notify Company.

(d)            Each Contributor is an “accredited investor” within the meaning of subparagraph (a)(5) or (a)(6) of Regulation D under the Securities Act.

(e)            The Contributors agree that they shall not hold the Capital Securities for the benefit of any other person and shall be the sole beneficial owner thereof for all purposes and that they shall not sell participation interests in the Capital Securities or enter into any other arrangement pursuant to which any other person shall be entitled to a beneficial interest in the distribution on the Capital Securities. The Contributors understand and agree that any purported transfer of the Capital Securities to a purchaser which would cause the representations and warranties of Section 6.1(d) and this Section 6.1(e) to be inaccurate shall be null and void ab initio and the Offerors retain the right to resell any Capital Securities sold to non-permitted transferees.

6.2.    Offerors’ Not Advisors. The Offerors are not acting as a fiduciary or financial or investment advisor for the Contributors, and the Contributors are not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of the Offerors.

6.3.    Power and Authority. The Contributors have full power and authority to execute and deliver this Agreement, to make the representations and warranties specified herein, and to consummate the transactions contemplated herein and they have full right and power to subscribe for Capital Securities and perform their obligations pursuant to this Agreement.  The Contributors further represent and warrant that this Agreement has been duly authorized, executed and delivered by each of the Contributors.  Each Contributor that is a trust represents and warrants that the individual who is signing on behalf of such trust is the duly authorized trustee of such trust, with full power and authority to execute this Agreement and carry out the transactions contemplated by this Agreement, that the transactions contemplated by this Agreement do not conflict with any provisions of such trust’s trust document, and that no approvals by any other persons or entities (including, without limitation, any beneficiaries of such trust) are necessary to enter into this Agreement or carry out the transactions contemplated by this Agreement, except those consents or approvals which have already been obtained.

6.4.    No Consents or Authorizations. No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any governmental body, agency or court having jurisdiction over the Contributors, other than those that have been made or obtained, is necessary or required for the performance by the Contributors of their obligations under this Agreement or to consummate the transactions contemplated herein.

6.5.    Reliance on Representations and Warranties. The Contributors understand and acknowledge that the Company will rely upon the truth and accuracy of the foregoing acknowledgments, representations, warranties and agreements and agree that, if any of the acknowledgments, representations, warranties or agreements deemed to have been made by them by their purchase of the Capital Securities are no longer accurate, they shall promptly notify the Company.

6.6.    No Public Market for Capital Securities. The Contributors understand that no public market exists for any of the Capital Securities, and that it is unlikely that a public market will ever exist for the Capital Securities.

Section 7.  Covenants of the Offerors. The Offerors covenant and agree with the Contributors as follows:

7.1.    Compliance with Representations and Warranties. During the period from the date of this Agreement to the Closing Date, the Offerors shall use their best efforts and take all action necessary or appropriate to cause their representations and warranties contained in Section 5 hereof to be true as of the Closing Date, after giving effect to the transactions contemplated by this Agreement, as if made on and as of the Closing Date.

7.2.    Sale and Registration of Securities. The Offerors and their Affiliates shall not nor shall any of them permit any person acting on their behalf, to directly or indirectly (i) sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in the Securities Act) that would or could be integrated with the sale of the Capital Securities in a manner that would require the registration under the Securities Act of the Securities or (ii) make offers or sales of any such Security, or solicit offers to buy any such Security, under circumstances that would require the registration of any of such Securities under the Securities Act.

7.3.    Use of Proceeds. The Trust shall use the proceeds from the Spectrum Shares and the sale of the Capital Securities and the Common Securities to purchase the Debentures from the Company.

7.4.    Investment Company. The Offerors shall not engage, or permit any Subsidiary to engage, in any activity which would cause it or any Subsidiary to be an “investment company” under the provisions of the Investment Company Act.

7.5.    Solicitation and Advertising. In connection with any offer or sale of any of the Securities, the Offerors shall not, nor shall either of them permit any of their Affiliates or any person acting on their behalf, to engage in any form of general solicitation or general advertising (as defined in Regulation D).

7.6.    Compliance with Rule 144A(d)(4) under the Securities Act.

So long as any of the Securities are outstanding and are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, the Offerors will, during any period in which they are not subject to and in compliance with Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the Offerors are not exempt from such reporting requirements pursuant to and in compliance with Rule 12g3-2(b) under the Exchange Act, provide to each holder of such restricted securities and to each prospective purchasers (as designated by such holder) of such restricted securities, upon the request of such holder or prospective purchasers in connection with any proposed transfer, any information required to be provided by Rule 144A(d)(4) under the Securities Act, if applicable.  This covenant is intended to be for the benefit of the holders, and the prospective purchasers designated by such holders, from time to time of such restricted securities.  The information provided by the Offerors pursuant to this Section 7.6 will not, at the date thereof, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 8.  Rights and Responsibilities of Contributors.

8.1.    Reliance. In performing their duties under this Agreement, the Contributors shall be entitled to rely upon any notice, signature or writing which they shall in good faith believe to be genuine and to be signed or presented by a proper party or parties.  The Contributors may rely upon any opinions or certificates or other documents delivered by the Offerors or their counsel or designees to the Contributors.

8.2.    Redemption of Capital Securities; Federal Reserve Approval. Contributors understand and acknowledge that any redemption of the Capital Securities by the Trust may be effected only with the prior approval of the Federal Reserve, which approval may be granted or denied in the sole discretion of the Federal Reserve.

Section 9.  Miscellaneous.

9.1.    Non-Disclosure. Except as required by applicable law, including without limitation securities laws and regulations promulgated thereunder, the Offerors shall not, and will cause their advisors and representatives not to, issue any press release or other public statement regarding the transactions contemplated by this Agreement or the Operative Documents prior to or on the Closing Date.  Notwithstanding anything to the contrary, the Offerors may (1) consult any tax advisor regarding U.S. federal income tax treatment or tax structure of the transaction contemplated under this Agreement and the Operative Documents and (2) disclose to any and all persons, without limitation of any kind, the U.S. Federal income tax structure (in each case, within the meaning of Treasury Regulation § 1.6011-4) of the transaction contemplated under this Agreement and the Operative Documents and all materials of any kind (including opinions or other tax analyses) that are provided to you relating to such tax treatment and tax structure.  For this purpose, “tax structure” is limited to any facts relevant to the U.S. federal income tax treatment of the transaction and does not include information relating to identity of the parties.

9.2.    Notices. Prior to the Closing, and thereafter with respect to matters pertaining to this Agreement only, all notices and other communications provided for or permitted hereunder shall be made in writing by hand-delivery, first-class mail, telecopier, electronic mail or overnight air courier guaranteeing next day delivery:

if to the Contributors, to:
Mr. Thomas R. Timmons 22421 Rosebriar Mission Viejo, CA 92692 E-Mail: trt@cox.net Telephone: 949-581-7811

Mr. Ronald H. Gabriel 1011 Wemar Way Montebello, CA 90640 Telecopier: 562-699-3284 Telephone: 562-699-1051

Mr. Aldo J. and Mrs. Helen L. De Soto 8558 La Sierra Avenue Whittier, CA 90605 E-Mail : AldoJusto@aol.com Telephone: 562-696-2523

with a copy to:
Richard E. Knecht, A Professional Corporation 1301 Dove Street, Suite 900 Newport Beach, California 92660 E-Mail: Rknecht@knechtlaw.com Telephone: 949-851-6130 if to the Offerors, to:
Belvedere SoCal 1 Maritime Plaza Suite 825 San Francisco, CA 94111 Telecopier: 415-434-9918 Telephone: 415-434-1236 Attention: Alan Lane

with a copy to:
Reitner, Stuart & Moore 1319 Marsh Street San Luis Obispo, California 93401 Telecopier: 805-545-8599 Telephone: 805-545-8590 Attention: John F. Stuart

All such notices and communications shall be deemed to have been duly given (i) at the time delivered by hand, if personally delivered, (ii) five business days after being deposited in the mail, postage prepaid, if mailed, (iii) the next business day after being telecopied, (iv) at the time delivered, if sent with a request for confirmation of receipt, or (v) the next business day after timely delivery to a courier, if sent by overnight air courier guaranteeing next day delivery.  From and after the Closing, the foregoing notice provisions shall be superseded by any notice provisions of the Operative Documents under which notice is given.  The Contributors, the Offerors, and their respective counsel, may change their respective notice addresses from time to time by written notice to all of the foregoing persons.

9.3.    Parties in Interest, Successors and Assigns. Except as expressly set forth herein, this Agreement is made solely for the benefit of the Contributors and the Offerors and any person controlling the Contributors or the Offerors and their respective successors and assigns; and no other person shall acquire or have any right under or by virtue of this Agreement.  This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties.

9.4.    Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

9.5.    Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

9.6.    Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAWS PERTAINING TO CONFLICTS OF LAWS) OF THE STATE OF CALIFORNIA.

9.7.    Entire Agreement. This Agreement, together with the Operative Documents and the other documents delivered in connection with the transactions contemplated by this Agreement, is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein.  There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein and therein.  This Agreement, together with the Operative Documents and the other documents delivered in connection with the transaction contemplated by this Agreement, supersedes all prior agreements and understandings between the parties with respect to such subject matter.

9.8.    Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected, it being intended that all of the Contributors’ rights and privileges shall be enforceable to the fullest extent permitted by law.

9.9.    Survival. The Contributors and the Offerors, respectively, agree that the representations, warranties and agreements made by each of them in this Agreement and in any certificate or other instrument delivered pursuant hereto shall remain in full force and effect and shall survive the delivery of, and payment for, the Capital Securities.

Signatures appear on the following page

IN WITNESS WHEREOF, this Agreement has been entered into as of the date first written above.

Very truly yours,

BELVEDERE SOCAL

By:____________________________________
Name:__________________________________
Title:___________________________________

BELVEDERE SOCAL STATUTORY TRUST I

By:____________________________________
Name:__________________________________
Title: Administrator

THOMAS R. TIMMONS

_______________________________________

RONALD H. GABRIEL

_______________________________________

GABRIEL FAMILY TRUST

By:____________________________________
Name: Ronald H. Gabriel
Title: Trustee

THE DE SOTO FAMILY TRUST

By:____________________________________
Name: Aldo J. DeSoto
Title: Trustee

By:____________________________________
Name: Helen L. Desoto
Title: Trustee

EXHIBIT A

NAME OF CONTRIBUTOR	VALUE OF CAPITAL SECURITIES TO BE RECEIVED BY CONTRIBUTORS	NUMBER OF SPECTRUM SHARES TO BE DELIVERED TO COMPANY
Thomas R. Timmons	$2,052,588	44,485
Ronald H. Gabriel	$8,403,024	182,115
Ronald H. Gabriel, Ttee, GFT	$3,515,574	76,191
Aldo J. & Helen L. DeSoto, Ttees, DSFT	$1,028,815	22,297

A-1